CHEVIOT

Contact:                 Thomas J. Linneman                                                                                               For immediate release
513-661-0457

Cheviot Financial Corp. Reports Third-Quarter and Nine Month Earnings

CINCINNATI, Ohio – October 29, 2010 – Cheviot Financial Corp. (NASDAQ: CHEV), the parent company of Cheviot Savings Bank, today reported net earnings in the third fiscal quarter of 2010 of $683,000, or $0.08 cents per share, compared with net earnings of $241,000, or $0.03 cents per share for the third fiscal quarter of 2009.  For the nine months ended September 30, 2010 net earnings totaled $1.8 million, or $0.20 per share, compared with net earnings of $758,000, or $0.09 per share for the comparable nine month period in 2009.

The earnings per share for the three and nine months ended September 30, 2010 were based on weighted average shares outstanding of 8,722,075 and 8,723,800 as compared with weighted average shares outstanding of 8,690,166 and 8,691,891 for the comparable 2009 periods.

The $442,000 increase in 2010 third quarter net earnings is due primarily to a $221,000 increase in net interest income, a $201,000 decrease in the provision for losses on loans and a $294,000 increase in other income, which was partially offset by an increase of $178,000 in general administrative and other expenses and an increase in the provision for federal income taxes of $96,000.

For the first nine months of 2010, the Company’s increase in earnings generally reflected an increase of $846,000 in net interest income, a decrease in the provision for losses on loans of $553,000 and an increase in other income of $189,000, which was partially offset by an increase of $80,000 in general, administrative and other expenses and an increase of $502,000 in the provision for federal income taxes.  The increase in general, administrative and other expenses during the comparative nine month period is a result of legal and professional expenses incurred as a result of the merger agreement entered into on October 12, 2010 with First Franklin Corporation.  At September 30, 2010, the allowance for losses on loans was 22.7% of nonperforming assets and 0.50% of total loans compared with 28.5% of nonperforming assets and 0.50% of total loans at September 30, 2009.

At September 30, 2010, Cheviot Financial Corp. had consolidated total assets of $350.6 million, total liabilities of $280.0 million, including deposits of $247.8 million, and shareholders' equity of $70.5 million, or 20.1% of total assets.  At September 30, 2010, the Savings Bank exceeded all capital adequacy requirements with tangible, core and risk-based capital ratios of 16.7%, 16.7% and 34.8%, respectively.

Cheviot Savings Bank was established in 1911 and currently has six full-service offices in Hamilton County, Ohio.

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Unaudited financial statements follow.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements in this release which are not historical facts are forward-looking and involve risks and uncertainties. The company undertakes no obligation to update any forward-looking statement.

Cheviot Financial Corp.
CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(In thousands)
(Unaudited)

		September 30,		December 31,
ASSETS		2010		2009

Cash and cash equivalents		$ 27,396		$ 11,283
Investment securities		70,867		66,515
Loans receivable		235,642		247,002
Other assets		16,676		17,060

Total assets		$ 350,581		$ 341,860

LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits		$ 247,781		$ 235,904
Advances from the FHLB		28,703		33,672
Other liabilities		3,548		3,534

Total liabilities		280,032		273,110

Shareholders' equity		70,549		68,750

Total liabilities and shareholders' equity		$ 350,581		$ 341,860

Cheviot Financial Corp.
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
(In thousands, except share data)
(Unaudited)

	Three months ended	Three months ended	Nine months ended	Nine months ended
	September 30,	September 30,	September 30,	September 30,
	2010	2009	2010	2009
Total interest income	$ 3,841	$ 4,081	$ 11,842	$ 12,518
Total interest expense	1,130	1,591	3,633	5,155

Net interest income	2,711	2,490	8,209	7,363

Provision for losses on loans	150	351	250	803

Net interest income after provision for losses on loans	2,561	2,139	7,959	6,560

Other income	473	179	842	653
General, administrative and other expense	2,061	1,883	6,125	6,045

Earnings before federal income taxes	973	435	2,676	1,168

Federal income taxes	290	194	912	410

NET EARNINGS	$ 683	$ 241	$ 1,764	$ 758

Earnings per share - basic and diluted	$ 0.08	$ 0.03	$ 0.20	$ 0.09